Exhibit 99.1

For Immediate Release Investor Relations Fitzhugh Taylor (203) 682-8261 fitzhugh.taylor@icrinc.com

Ignite Restaurant Group Appoints Robert S. Merritt to its Board of Directors

Houston, TX—(BUSINESS WIRE)—March 5, 2014—Ignite Restaurant Group (NASDAQ: IRG) today announced that Robert S. Merritt has been appointed as an independent member of its Board of Directors, effective March 4, 2014. Mr. Merritt will replace Zane Leshner, who resigned from the Board of Directors effective February 27, 2014.

Paul R. Vigano, Chairman of Ignite Restaurant Group, stated, “We are thrilled to announce the addition of Bob to our Board.  He is one of the true pioneers in the casual dining industry and we are excited by the vast experience, vision and leadership that he brings to Ignite.  We look forward to working with Bob and are confident that his skills will benefit our Board, our Company and our shareholders.”

Mr. Vigano added, “We would also like to thank Zane for his tireless service to Ignite. He has provided thoughtful guidance during his tenure and we wish him much success in his future endeavors.”

Mr. Merritt’s career in the restaurant industry has spanned over three decades. He was an original member of the senior management team of Outback Steakhouse Inc., where he oversaw the initial public offering and helped to expand the company’s initial operations of five restaurants in Florida in 1990 to over 1250 restaurants in 22 countries by his retirement in 2005.  As part of Outback’s growth, Mr. Merritt was responsible for structuring and negotiating the formation of joint ventures with Carrabba’s Italian Grill and Bonefish Grill, as well as the acquisitions of Roy’s and Flemings Prime Steakhouse and Bar. Mr. Merritt served on the Outback Steakhouse, Inc. board of directors from 1991 to 2005, and served on the boards of each of Outback’s operating subsidiaries and joint ventures.

Mr. Merritt currently serves on the board of directors for Cosi, Inc. (Nasdaq: COSI) and for Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH). He has previously served on the boards of the private companies, St. Augustine Health Care, Inc. and Hydrogen Media, and was also Chairman of the Board of Directors of Tampa’s Lowery Park Zoo and Chairman of the Florida Orchestra, two not-for-profit entities.

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. (NASDAQ:IRG) owns and operates nearly 350 restaurants throughout the U.S. Headquartered in Houston, Ignite’s portfolio of restaurant concepts includes Joe’s Crab Shack, Romano’s Macaroni Grill and Brick House Tavern + Tap. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere. The company is also a franchiser for Macaroni Grill in locations in the U.S., U.S. territories and internationally. For more information on Ignite and its distinctive brands visit www.igniterestaurantgroup.com.